APPENDIX A

                                    Annual Fee               Annual Fee
                                    prior to con-            after con-
                                    version to a             version to a
                                    Two-Tiered               Two-Tiered
                                    Mutual Fund              Mutual Fund
NAME OF FUND                        Structure                Structure

The 59 Wall Street
Money Market Fund                      0.10%                 0.075%
The 59 Wall Street                     0.10%                 0.075
U.S. Treasury Money Fund

The 59 Wall Street                     0.15                  0.125%
Tax Free Short/Intermediate Fund

The 59 Wall Street                     0.10%                   N/A
Tax Exempt Money Fund